UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

DHI Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

DHI GROUP, INC. 6465 South Greenwood Plaza, Suite 400 Centennial, Colorado 80111	April 4, 2024

SUPPLEMENT TO
THE PROXY STATEMENT DATED MARCH 15, 2024 FOR
THE ANNUAL MEETING OF STOCKHOLDERS OF DHI GROUP, INC.
TO BE HELD ON APRIL 25, 2024

This supplement (the “Supplement”) to the definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2024 in connection with the solicitation of proxies on behalf of the Board of Directors of DHI Group, Inc. (the “Company”) to be voted at the Company’s Annual Meeting of Stockholders to be held virtually at meetnow.global/MGTAKUH on Thursday, April 25, 2024, at 3:00 p.m., Mountain Time, or any adjournment or postponements thereof (the “Annual Meeting”), is being filed with the SEC and made available to stockholders on April 4, 2024, to supplement certain information in the Proxy Statement.

Following the filing of the Proxy Statement with the SEC on March 15, 2024, the Company discovered a scrivener’s error in the day of the week of the Annual Meeting listed in each of the Letter from the Company’s President and Chief Executive Officer (the “Letter”) and the Notice of Annual Meeting (the “Notice”). Accordingly, the Company is supplementing the Proxy Statement solely in order to correct the day of the week on which the Annual Meeting will occur that is listed in the Letter and the Notice from “Wednesday, April 25, 2024” to “Thursday, April 25, 2024.” There are no other revisions to the Proxy Statement.

This supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety. Except as specifically supplemented or amended by the information contained in this Supplement, this Supplement does not modify, amend, supplement or otherwise affect any matter presented for consideration in the Proxy Statement.

This Supplement does not provide all of the information that is important to your decision in voting at the Annual Meeting. Additional information is contained in the Proxy Statement that was previously made available to the Company’s stockholders.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 63 of the Proxy Statement for instructions on how to do so.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 25, 2024: Both the proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2023, are available electronically at dhigroupinc.com/investors/default.aspx